Cross Border Resources, Inc. 10-K/A
Exhibit 23.1

Robert F. Darilek, C.P.A. Steven H. Butler, C.P.A.
2702 N. Loop 1604 East, Ste. 202
San Antonio, Texas 78232
Phone (210) 979-0055
Fax (210) 979-0058

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Cross Border Resources, Inc.

We hereby consent to the incorporation in this Annual Report (Form 10-K/A) of Cross Border Resources, Inc., formerly Doral Energy Corp., of our report dated March 15, 2012, except for as described in Note 3, as to which the date is August 31, 2012, relating to the financial statements as of December 31, 2011 and 2010 and for the years then ended. We further consent to the incorporation by reference thereof into Doral Energy Corp.’s Registration Statements on Form S-8 (Registration Nos. 333-168724 and No. 333-159480) and Form S-1 (Registration No. 333-175761).

/s/ Darilek, Butler & Associates, PLLC

San Antonio, Texas
August 31, 2012